                                                                     EXHIBIT 5.1
                                                                     -----------

                 [LETTERHEAD OF PILLSBURY MADISON & SUTRO LLP]

                              October 27, 1999

SJNB Financial Corp.
One North Market Street
San Jose, California 95113

     Re:  SJNB Financial Corp. - Registration Statement on Form S-4



Ladies and Gentlemen:

     With reference to the Registration Statement on Form S-4 filed by SJNB Financial Corp., a California corporation ("SJNB"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 1,367,152 shares of SJNB Common Stock, no par value per share (the "Shares"), to be issued in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of August 27, 1999 (the "Agreement"), among SJNB, Saratoga Bancorp ("Saratoga"), a California corporation, and Saratoga National Bank, a national banking association organized under the laws of the United States, and a related Agreement of Merger (the "Merger Agreement," and collectively with the Agreement, the "Agreements") which Agreements are described therein and filed as an exhibit thereto:

     We are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Agreements, will be legally issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the use of our name under the caption "Legal Matters" in the Registration Statement and in the Joint Proxy Statement/Prospectus included therein.

                              Very truly yours,


                              /s/ Pillsbury Madison & Sutro LLP

[E-2986]